UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 6, 2018

Entegris, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

001-32598	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

(978) 436-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 6, 2018, Entegris, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto, that provides senior secured financing in an aggregate principal amount of $700.0 million (which may be increased in certain circumstances by up to the greater of $400.0 million and 100.0% of EBITDA) (the “Credit Facilities”), consisting of initially (a) term loans in an aggregate principal amount of $400.0 million (the “Term Loan Facility”) and (b) revolving commitments in an aggregate amount of $300.0 million (the “Revolving Facility”). The Revolving Facility includes borrowing capacity in the form of letters of credit up to $35.0 million.

Interest Rate and Fees. Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at the Company’s option, either of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (i) the prime rate quoted in the print edition of The Wall Street Journal, Money Rates Section, (ii) the federal funds effective rate plus 0.50% and (iii) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, in each case subject to a floor of 1.00% per annum; and (b) a LIBOR rate determined by reference to the cost of funds for the interest period relevant to such borrowing adjusted for certain additional costs, subject to a LIBOR rate floor of 0.0% per annum. The applicable margin for borrowings under the Term Loan Facility is 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the Revolving Facility is 0.25% with respect to base rate borrowings and 1.25% with respect to LIBOR borrowings. Commencing with the fiscal quarter ending December 31, 2018, the applicable margin for borrowings thereunder is subject to adjustment each fiscal quarter, based on the Company’s senior secured net leverage ratio during the preceding quarter.

In addition to paying interest on outstanding principal under the Credit Facilities, the Company will pay (a) with respect to the Term Loan Facility, customary agency fees and (b) with respect to the Revolving Facility, (i) a commitment fee in respect of the unutilized commitments thereunder and (ii) customary letter of credit fees and agency fees. The initial commitment fee is 0.20% per annum. Commencing with the fiscal quarter ending December 31, 2018, the commitment fee is subject to adjustment based on the Company’s senior secured net leverage ratio.

Mandatory Prepayments.

The Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (subject to reduction to 25% and 0% based upon the Company’s senior secured net leverage ratio) of the Company’s annual Excess Cash Flow (as defined in the Credit Agreement);

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under the Credit Facilities.

If at any time the aggregate amount of outstanding revolving borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the commitment amount, the Company is required to repay outstanding revolving borrowings and/or cash collateralize letters of credit, with no reduction of the commitment amount under the Revolving Facility.

Voluntary Prepayments.

The Company may voluntarily prepay outstanding term loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans, provided, however, that if on or prior to the date that is six months after the closing date of the Credit Facilities, the Company prepays any term loan in connection with a repricing transaction, the Company must pay a prepayment premium of 1.00% of the aggregate principal amount of the term loans so prepaid.

The Company may voluntarily reduce the unutilized portion of the revolving commitment amount and repay outstanding revolving loans at any time. Prepayments of the revolving loans may be made without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. The Company is required to make scheduled quarterly payments, each equal to 0.25% of the original principal amount of the term loans made on the closing date, with the balance due on the seventh anniversary of the closing date. The Revolving Facility has no scheduled amortization. The principal amount outstanding under the Revolving Facility is due and payable in full on the fifth anniversary of the closing date.

Guarantees and Security. All obligations under the Credit Facilities are unconditionally guaranteed by certain of the Company’s existing wholly-owned domestic subsidiaries, and are required to be guaranteed by certain of the Company’s future wholly-owned domestic subsidiaries. All obligations under the Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Company’s subsidiary guarantors, including, in each case subject to customary exceptions and exclusions:

•

a first-priority pledge of all of the capital stock directly held by the Company and the Company’s subsidiary guarantors (which pledge is limited to 65% of the capital stock of each (a) domestic subsidiary that is directly owned by the Company or by any subsidiary guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries and (b) foreign subsidiary); and

•	a first-priority security interest in substantially all of the Company’s and the subsidiary guarantor’s other tangible and intangible assets.

Certain Covenants and Events of Default. The Credit Facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and each of the Company’s subsidiaries ability to:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or its other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts to the Company from the Company’s restricted subsidiaries;

•	engage in transactions with its affiliates;

•	sell assets, including capital stock of its subsidiaries;

•	materially alter the business it conducts;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

If at any time, commencing with the fiscal quarter ending March 31, 2019, the Company has revolving borrowings, unreimbursed letter of credit drawings and undrawn letters of credit outstanding in an amount in excess of 35.0% of the commitment amount under the Revolving Facility, the Credit Agreement requires the Company to maintain a secured net leverage ratio of at least 3.25 to 1.0.

The Credit Agreement additionally contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

The foregoing summary of the Credit Facilities is not complete and is qualified in its entirety by reference to the Credit Agreement and the pledge and security agreement entered into in connection with the closing of the Credit Facilities, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Simultaneously with the Company’s entry into the Credit Agreement, it repaid in full all outstanding indebtedness under, and terminated, its existing (i) Term Loan Credit and Guaranty Agreement dated April 30, 2014 among the Company, as borrower, certain subsidiaries of the Company as guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, as subsequently amended from time to time (the “Existing Term Loan Agreement”), (ii) ABL Credit and Guaranty Agreement dated April 30, 2014 among the Company, as borrower, certain subsidiaries of the Company as guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, as subsequently amended from time to time, (the “Existing ABL Credit Agreement”, and together with the Existing Term Loan Agreement, the “Existing Credit Agreements”), (iii) the Term Loan Guaranty and Security Agreement dated April 30, 2014 among the Company, as borrower, certain subsidiaries of the Company as guarantors, and Goldman Sachs Bank USA, as collateral agent, as subsequently amended from time to time, (iv) the ABL Pledge and Security Agreement dated April 30, 2014 among the Company, as borrower, certain subsidiaries of the Company as guarantors, and Goldman Sachs Bank USA, as administrative agent and collateral agent, as subsequently amended from time to time, and (v) the ABL Intercreditor Agreement dated April 30, 2014 among Goldman Sachs Bank USA, as ABL Collateral Agent, Goldman Sachs Bank USA, as Term Collateral Agent, and acknowledged by the Company and its wholly-owned domestic subsidiaries, as subsequently amended from time to time. The aggregate outstanding principal amount of the loans repaid by the Company under the Existing Credit Agreements in connection with the termination thereof was approximately $109 million. The material terms and conditions of the terminated agreements were described in the Company’s Current Report on Form 8-K dated April 30, 2014, and such descriptions are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On November 6, 2018, the Company issued a press release announcing the entry into the Credit Facilities described above. A copy of this press release is filed herewith as Exhibit 99.1 to this Form 8-K and is incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit and Guaranty Agreement dated as of November 6, 2018, among the Company, certain subsidiaries of the Company as guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent.

10.2	Pledge and Security Agreement dated as of November 6, 2018, among the Company, certain subsidiaries of the Company as guarantors and Goldman Sachs Bank USA, as collateral agent.

99.1	Press Release, dated November 6, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: November 6, 2018	By:	/s/ Gregory B. Graves
	Name:	Gregory B. Graves
	Title:	Executive Vice President and Chief Financial Officer